Exhibit 10.5

Contract #:

Service and LICENSING AGREEMENT

BETWEEN

SHENZHEN YUNSHIDIAN INFORMATION TECHNOLOGY LTD.

AND

STARBOXTV SDN BHD.

This service and licensing agreement (“Agreement”), made as of 1st November, 2021 (“Effective Date”), by and between SHENZHEN YUNSHIDIAN INFORMATION TECHNOLOGY LIMITED. a company registered in the People’s Republic of China with an address at Room 201, A Block, No.1 of Qianwan 1st Road, Qianhai Shenzhen and Hong Kong Cooperation District, Shenzhen, China (“YSD”) and STARBOXTV SDN BHD, with an office at VO2-08-12, Velocity Office 2, Lingkaran SV, Sunway Velocity, 55100 Kuala Lumpur, Malaysia (“Licensee”) and contains the terms of a technology service to deliver Content from YSD to Licensee. In consideration of the Total Content and Service Fee paid to YSD by Licensee, YSD hereby grants to Licensee, and Licensee hereby accepts, a license to distribute, perform, exhibit, and otherwise exploit the Content according to the terms and conditions set forth herein. Capitalized terms not otherwise defined in this main agreement have the respective meanings ascribed to such terms in the Standard Terms and Conditions attached hereto as Exhibit 3 (the “Standard Terms”) and incorporated herein by this reference

CONTENT: The initial list of content or programs as listed in Exhibit 1 (each a “Program” and collectively, the “Content”).

TERM: The Agreement term commences on the Effective Date, for a duration of 24 months and shall end 31st October, 2023 (the “Term”) and the Term shall also serve as the license period for exploitation of the Content, beginning from 1st November, 2021 through 31st October, 2023 (the “License Period”).

TOTAL CONTENT AND SERVICE FEE: USD $120,000 based on USD $5,000 per month package. The first payment for the first year of the Term, equivalent to USD $60,000 shall be paid by Licensee to YSD at within 15 business days from the Effective Date. The second and final payment for the second year of the Term, equivalent to USD $60,000 shall be paid by Licensee to YSD within 15 business days after the first annual anniversary of the Effective Date.

CONTENT DELIVERY FEE: The Content will be delivered to Licensee using YSD’s iVideoForce infrastructure and SAAS Platform. Content Delivery Network (“CDN”) Fee and Cloud Storage (“Storage”) Fee will be charged separately and is billed according to annual packages as follows:

CDN Packages Per Year
CDN	10T	50T	200T	1PB	5PB
Price	US$1,500.00	US$7,000.00	US$27,000.00	US$130,000.00	US$640,000.00

STORAGE Packages Per Year
Storage	500GB	1T	5T	10T	50T
Price	US$200.00	US$400.00	US$2,000.00	US$4,000.00	US$20,000.00

The initial CDN fee of USD $1,500/10T and Storage fee of USD $2,000 /5Tshall be paid by Licensee to YSD at within 15 business days from the Effective Date. Within the first year of the Term of this Agreement, shall the actual usage of either CDN or Storage exceed the amounts included in the package, Licensee shall pay YSD for a new package.

At the second year of the Term, the CDN fee of USD $1,500 and Storage fee of USD $2,000 shall be paid by Licensee to YSD at within 15 business days after the first annual anniversary of the Effective Date. Within the second year of the Term, shall the actual usage of either CDN or Storage exceed the amounts included in the package, Licensee shall pay YSD for a new package.

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INVOICES AND PAYMENT:

Invoices shall be sent via email to Licensee at the following email address: [*]

Payment to YSD should be made according to the following wire instructions:

Account name: [*]

Bank: [*]

Bank Address: [*]

Account Number: [*]

Swift Code: [*]
cc: [*]

TERRITORY: Malaysia

NON-EXCLUSIVITY: Non-exclusive rights to transmit signal via internet, including but not limited to mobile network (mobile TV), OTV, OTT and IPTV.

RIGHTS: All video-on-demand (AVOD, SVOD or TVOD) and streaming rights on all platforms and services belonging to Licensee for viewing via any device.

In addition, Licensee shall have the right to edit the Content solely to create and use clips of the Content of up to three (3) minutes to market and promote the Content or Licensees’ services in the Territory in all media and on all platforms. Licensee shall have the right to exploit, on the terms set forth herein, YSD’s existing language versions of the Content, or, if no such foreign language versions exist, to create foreign language versions of the Content and exploit them as follows on the terms set forth herein. YSD owns all intellectual property rights to any foreign language versions so produced, as derivative works.

DELIVERY: YSD will utilize its iVideoForce infrastructure and SAAS platform to deliver digital files of the Content via a dedicated account, pursuant to the technical specifications listed in Exhibit 2 hereof, to Licensee at no later than 15 business days after full execution of this Agreement. The iVideoForce account enables the Licensee to access the following features:

(1)	Content Management: Managing all the Licensed Content
(2)	API: to query the Licensed Content, periodically updated with new and refreshed content, with details listed in SP_Api_Readme.docx
(3)	Video Player: customized to play videos delivered from iVideoForce

CONTENT REFRESH: Throughout the Term, YSD shall regularly refresh the Content by adding new episodes and/or programs as is available. A total of no less 10% of the original starting amount of Content (as per Exhibit 1) will be added each month (with respect to either number of programs, episodes or duration or a combination thereof).

PROGRAM WITHDRAWAL: YSD may withdraw one or more Program from this Agreement in the event that YSD has knowledge that its continued exploitation hereunder would likely infringe on the rights of a third party due to licensing terms and expiration thereof. The withdrawal of any Programs will be updated via the API. The Licensee shall be notified 30 days in advance in writing via email of any withdraw of a Program. If any Program is so withdrawn, Licensee shall cease exploitation of such Program as soon as practicable, in no event more than 30 days after receiving YSD’s notice thereof.

CONTENT PACKAGE UPGRADE: At any time during the Term of this Agreement, Licensee shall have the right to upgrade the Content provided in the Agreement to include additional Programs not available as part of this Agreement or not available as part of the Content Refresh. A separate agreement based on the additional Programs will be signed by both parties.

IN-VIDEO ADVERTISING: The Programs provided in this Agreement are all made available for 3rd party advertising within the Program’s video in the form of Digital Product Placements (“DPP”) and overlay ads using YSD’s In-Video Ad Technology. The production of In-Video Ads shall be completed by YSD so that the programs delivered to Licensee via the API shall already contain the In-Video Ads within a reasonable time period which shall not be later than [2] working days, given that all materials are provided for.

IN-VIDEO AD SALES & REVENUE SHARE: Both Parties are entitled to sell In-Video Advertising. Advertising revenue arising from the Licensed Programs and the advertising through the use of In-Video Advertising technology shall be apportioned in the following manner:

●	Shall Licensee sell the advertising, then the revenue share will be 70% Licensee / 30% YSD
●	Shall YSD sell the advertising, then the revenue share will be 70% YSD / 30% Licensee

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The abovesaid revenue share shall be based on net advertisement revenue basis. Net advertisement revenue shall mean gross revenue from sale of advertising against the Content less applicable third party commissions, fees, returns and applicable taxes (including but not limited to, sales, use and other applicable taxes).

SECURITY PROVISIONS: Licensee shall implement throughout the Term and Territory, geo-filtering and access control technologies (no less than industry standard and in any event no less than that used with respect to any other content distributed via the Licensee’s Platforms), designed to deter access to any Licensed Content from outside of the Territory, and to prevent access to any Licensed Content by anyone other than those authorized to access the Licensed Content.

REPRESENTATIONS AND WARRANTIES; INDEMNITY: YSD represents and warrants that Licensees’ use of the Content as permitted here will not violate applicable law, infringe the intellectual property rights and/ or such rights of any third party within and outside the territory of Malaysia, which shall give rise to any actionable liability, or require payment to any third party, and YSD will fully indemnify Licensee against any breach of such representations and warranties.

TERMINATION: Either party may terminate this Agreement in the event of a material breach by the other party of any representation, warranty, covenant or agreement set forth herein which is not cured within thirty (30) days of receipt of written notice from the non-breaching party specifying the nature of such breach. Termination or expiration of this Agreement for any reason shall not relieve either party of any of its liabilities or obligations under this Agreement that accrued on or prior to the date of such termination. Termination of this Agreement is in addition to any other rights or remedies that a party may have in law or equity.

CONFIDENTIALITY: The terms and conditions of this Agreement and any confidential business information concerning the other party derived in the course of performance hereunder (collectively, “Confidential Information”) will be kept confidential by the parties hereto and will not be disclosed by either party to any third party except: (a) as may be required by law or to comply with a valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the others as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (b) to a party’s accountants, auditors, legal counsel, parent companies as part of their normal review procedures or to a party’s bankers or participants, or to bona fide potential lenders, investors or purchasers as part of due diligence, provided, however, that in such cases the recipients of the Confidential Information agree to be bound by confidentiality provisions substantially similar to these; (c) in order to enforce its rights pursuant to this Agreement; or (d) if agreed to by the parties in writing.

ASSIGNMENT: The rights and obligations of either party under this Agreement may not be assigned or transferred, in whole or in part, without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except to (a) any person or entity directly or indirectly controlling, controlled by or under common control with such party; or (b) to a successor entity to such party’s business through merger, combination, acquisition of equity or assets, or other transaction. In the case of an approved assignment, such approved assignee must in writing agree to accept and abide by all of the terms and conditions of this Agreement. This Agreement, including both its obligations and benefits, shall pass to, and be binding on, the respective assignees, transferees and successors of each of the parties. Any purported assignment of this Agreement without the requisite consent shall be a material breach of this Agreement and shall be null and void.

GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China applicable to contracts made and wholly performed therein without regard to principles of conflicts of law.

ACCEPTED AND AGREED TO:

STARBOXTV SDN BHD		SHENZHEN YUNSHIDIAN INFORMATION TECHNOLOGY LTD.

Signed:	/s/ Choo Keam Hui	Signed:	/s/ Chen Shengwei
	CHOO KEAM HUI		CHEN SHENGWEI
	Director		GENERAL MANAGER
	1st November, 2021		1st November, 2021

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EXHIBIT 1

CONTENT & PROGRAM LIST

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EXHIBIT 2

DEFINITIONS, TECHNICAL SPECIFICATIONS AND DELIVERABLES

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EXHIBIT 3

STANDARD TERMS & CONDITIONS

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